Exhibit 99.1

Bulldog in Review

Update from the President

Richmond, British Columbia, Canada – September 10th, 2004 – Bulldog Technologies Inc. (OTCBB: BLLD). As has been noted in numerous News Releases, there have been some major developments at Bulldog Technologies Inc. over the past 12 months. Bulldog’s President, John Cockburn reports as follows:

In April 2004, Bulldog received substantial financing and subsequently introduced three new BOSSTM products including the Road BOSSTM Internal System designed to protect cargo in delivery vehicles, the Yard BOSSTM External System designed to protect cargo at cargo yards and shipping / storage ports and the Tanker BOSSTM System designed to protect tankers transporting petroleum and other forms of commercial liquids. Bulldog is also in the process of developing two other systems, which it intends to announce in the near future.

On the marketing side, Bulldog has successfully installed three BOSSTM pilots: a port system in Ecuador, a tanker system in Saudi Arabia and a yard system in the USA and all three systems have preformed flawlessly.

The pilot program in Ecuador involved setting up a Yard BOSSTM External System in the Port of Ecuador. Approximately 20 cargo container companies who use the port for storage of their containers have tested and evaluated the system. In June, 2004, Bulldog received the first purchase order in connection with this pilot project and anticipates that it will receive further purchase orders in the near future.

The pilot program in Saudi Arabia involved the development of a security system to protect petroleum and other liquids that are transported by tanker trucks. In late June, 2004, Bulldog completed the development of the Tanker BOSSTM System and deployed the system for testing and evaluation in Saudi Arabia. Bulldog is currently adding satellite tracking capability to the Tanker BOSSTM System. Three companies in Saudi Arabia are currently testing the system and Bulldog expects that it will receive a purchase order by the end of this year.

In July 2004 Bulldog installed a Yard BOSSTM System with Toys “R” Us Inc. at a retail location in the northeast US for evaluation purposes. Bulldog is in final stages of signing a distribution agreement with Metro One as a major US distributor of Bulldog’s BOSSTM Products. Metro One represents many large US retail companies, including Toys “R” Us, who purchase security related services and products from them.

At present, Bulldog has an additional eight pilot systems in negotiations for installation. The majority of these pilot systems will be carried out with some of North America’s largest retailers.

Within the past year, one of the major tasks of this company has been to appoint the right personnel to take Bulldog to the next level. This includes bringing together a Chief Operating Officer and financial personnel, a top marketing team and an advisory board.

James McMillan held the position as Director of Sales & Marketing with EMS Technologies (NASDAQ: ELMG) for the past four years and has joined the Bulldog team as its Chief Operating Officer. He obtained a Bachelor of Commerce in Marketing and possesses extensive experience in the cargo and maritime industries. He is reputed for his professionalism and is well connected in the trucking cargo field throughout North America.

As Chief Financial Officer, Matthew Yoon qualifications include being the former Vice President of Finance for one of the largest financial institutions in Malaysia. He is a Fellow of the Association of Chartered Certified Accountants (U.K.) and holds a certificate in advanced management studies from Brunel University (U.K.). He has successfully completed his Certified General Accountants’ course, and expects to receive his CGA designation towards the end of 2004.

As Chief Technical Officer, Heetor Wald has been designated to head the engineering team at Bulldog. Heetor comes from a seven year background in a senior position with Qualcomm and holds an M.B.A. and B.Sc.

Also joining Bulldog is Pat Donohue, a marketing executive that has held senior positions with both EMS Technologies and Qualcom. Pat brings over 20 years of transportation industry technology applications and solution sales experience to Bulldog.

To assist with this anticipated move forward, Bulldog Technologies Inc. has also appointed six individuals to its Advisory Board. Board members include Bill Herbert, Charles Hiltzheimer, Brett Millar, Charles Miller, Tex Enemark and Henrik Rouf. With the exception of Mr. Rouf who is an investment banker with considerable experience in the investment community, all of the members are experienced in the cargo industry and herald a colorful array of career practices in such positions as senior FBI Agent, former President & CEO of Maersk Sealand Containers, Government Consultant, Former Vice President of the Food Marketing Institute Loss Prevention Services and Senior Marketing Executive with the US Military and Navy.

During the past three months Bulldog has introduced their BOSSTM product line to more than twenty of North America’s Fortune 500 companies and anticipates that a significant number of these companies will proceed to a pilot program. Information on these pilot programs will be released with each company’s permission as the pilot programs are implemented. As President and CEO of Bulldog, I encourage each investor to pay close attention to all news releases in the months to come.

Thank you,
John Cockburn
Bulldog Technologies Inc.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Contact:

Aurelius Consulting Group, Maitland, Florida

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